Exhibit 99.1

Northern Tier Energy Reports Third Quarter 2013 Results and

Declares Quarterly Cash Distribution

Company completes all planned and unplanned maintenance; Declares $0.31 quarterly distribution

Third Quarter Highlights:

•	Net Income was $27.2 million and Adjusted EBITDA was $51.3 million

•	Company declared a third quarter distribution of $0.31 per common unit that will be paid in cash on November 27, 2013

•	Cumulative cash distributions since initial public offering stands at $4.97 per common unit

•	All planned and unplanned maintenance work was completed as of mid-October, resulting in enhanced future throughput and distillate yield

RIDGEFIELD, Conn., November 11, 2013 /PRNewswire/ — Northern Tier Energy LP and its subsidiaries (NYSE:NTI) (“Northern Tier Energy” or “the Company”) today reported results for the third quarter ending September 30, 2013.

Net income was $27.2 million compared to $61.1 million for the third quarter of 2012. Adjusted EBITDA for the third quarter of 2013 was $51.3 million compared to $249.5 million for the third quarter of 2012. These decreases were primarily driven by a 61% decline in the Group 3 6:3:2:1 crack spread and a 7% decline in refinery throughput and production due to unplanned downtime at the Saint Paul Park Refinery. Tightened crude oil price differentials and weaker local market pricing for both light and heavy products also contributed to the decrease in Adjusted EBITDA. See the table below for a full reconciliation of non-GAAP performance measures.

“We faced a number of headwinds in the last month of this quarter with weaker market fundamentals and some unplanned downtime at our Saint Paul Park Refinery,” said Hank Kuchta, Chief Executive Officer and President of Northern Tier Energy. “However, we have now completed all of our planned and unplanned maintenance work as well as certain discretionary projects we previously announced, which has increased our potential throughput and enhanced our distillate yield. We are very excited to look to 2014 as a year in which the Saint Paul Park Refinery is very well positioned to take advantage of our favorable crude dynamics.”

Quarterly Distribution

The Board of Directors of Northern Tier Energy GP LLC, the general partner of Northern Tier Energy LP, has approved a third quarter distribution of $0.31 per unit that will be paid in cash on November 27, 2013 to common unit holders of record as of the close of business on November 21, 2013. Cash available for distribution totaled approximately $28 million for the third quarter of 2013.

Northern Tier Energy LP is a variable distribution master limited partnership. As a result, its quarterly distributions, if any, will vary from quarter to quarter due to several factors including, but not limited to, (i) its operating performance, (ii) fluctuations in the prices paid for crude oil and other feedstocks as well as the prices received for finished products, (iii) capital expenditures, and (iv) other cash reserves deemed necessary or appropriate by the board of directors of its general partner.

Third Quarter Operating Segment Highlights

Refining Segment

The Refining segment’s operating income was $27.8 million for the third quarter of 2013 compared to $246.7 million for the third quarter of 2012. Refining gross product margins were $11.84 per barrel of throughput for the third quarter of 2013 compared to $36.69 per barrel for the third quarter of 2012. This decrease is primarily attributable to a 61% decrease in the Group 3 6:3:2:1 benchmark crack spread, tightened crude oil price differentials versus the benchmark WTI crude oil prices and lower local market pricing for refined products.

In addition to lower product margins per barrel, throughput and production volumes decreased compared to the prior year quarter. Total throughput was 81,168 barrels per day for the third quarter of 2013 compared to 87,476 barrels per day for the prior year quarter. Production was 81,985 barrels per day in the third quarter of 2013 compared to 88,413 barrels per day in the third quarter of 2012. These decreases were due to unplanned maintenance activities which resulted in downtime at the St. Paul Park refinery for a portion of the 2013 third quarter. Sales volumes increased to 96,277 barrels per day for the third quarter of 2013 from 94,105 barrels per day for the third quarter of 2012.

Retail Segment

Retail operating income was $4.4 million in the third quarter of 2013 compared to $1.2 million in the third quarter of 2012. Fuel margins were $0.19 per gallon for the third quarter of 2013 compared to $0.12 per gallon for the same period last year. Fuel gallons sold at company-operated retail stores were 81.2 million gallons in the third quarter of 2013 compared to 80.1 million in the prior year period.

Liquidity and Capital Spending

Northern Tier Energy’s primary sources of liquidity are cash generated from operating activities and its asset-backed revolving credit facility (the “ABL Facility”). As of September 30, 2013, Northern Tier Energy’s cash on hand and availability under the ABL Facility amounted to $264 million as compared to $492 million as of September 30, 2012. This decrease was partially due to a temporary impact in our working capital as a result of the unplanned downtime at the Saint Paul Park Refinery at the end of the third quarter. Northern Tier Energy continues to maintain low leverage with a debt to LTM EBITDA ratio of 0.6x.

Cash provided by operating activities for the third quarter of 2013 was $98.5 million compared to $74.9 million for the third quarter of 2012. Capital expenditures for the third quarter of 2013 were $7.6 million.

Q4 2013 Operating and Capital Expenditure Guidance

For the fourth quarter of 2013, Northern Tier Energy projects it will realize total throughput of between 80,000 and 85,000 barrels per day at the Saint Paul Park Refinery and sales of between 82,500 and 87,500 barrels per day. Direct operating expense per barrel of throughput at the Saint Paul Park Refinery is expected to be between $5.25 and $5.75, not including turnaround expenditures. The operating expenses per barrel are impacted by one-time expenses related to unplanned downtime at the Saint Paul Park Refinery of approximately $2 million as well as by our lower throughput during that same period. Total capital expenditures are expected to be $20 million. See the accompanying table for additional key metric guidance.

Conference Call Information

Northern Tier Energy will host a conference call to discuss its third quarter 2013 results on Tuesday, November 12, 2013 at 11:00 am Eastern Standard Time. Callers may listen to the live presentation, which will be followed by a question and answer segment, by dialing 800-237-9752 or 617-847-8706 and the passcode 31834776. An audio webcast of the call will be available at www.ntenergy.com within the Investor portion of the site under the Calendar of Events section. This audio webcast will be available on the website for fourteen days after the conference call. A replay will also be available by teleconference for seven days from the conference call. The replay teleconference will be available by dialing 888-286-8010 or 617-801-6888 and the passcode 98333364.

About Northern Tier Energy

Northern Tier Energy LP (NYSE:NTI) is an independent downstream energy company with refining, retail and pipeline operations that serves the PADD II region of the United States. Northern Tier Energy operates a 92,500 barrels per stream day refinery located in St. Paul Park, Minnesota. Northern Tier Energy also operates 163 convenience stores and supports 74 franchised convenience stores, primarily in Minnesota and Wisconsin, under the SuperAmerica trademark, and owns a bakery and commissary under the SuperMom’s brand. Northern Tier Energy is headquartered in Ridgefield, Connecticut.

Non-GAAP Measures

This earnings release includes non-GAAP measures including Adjusted EBITDA and Cash Available for Distribution. Northern Tier Energy believes that these non-GAAP financial measures provide useful information about its operating performance. However, these measures have important limitations as analytical tools and should not be viewed in isolation or considered as alternatives to comparable GAAP financial measures. Northern Tier Energy’s non-GAAP financial measures may also differ from similarly named measures used by other companies. See the accompanying tables and footnotes in this release for additional information on the non-GAAP measures used in this release and reconciliations to the most directly comparable GAAP measures.

Forward-Looking Statements

This press release contains certain “forward-looking statements” which reflect Northern Tier Energy’s views and assumptions on the date of this press release regarding future events. They involve known and unknown risks, uncertainties and other factors, many of which may be beyond its control, that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the forward-looking statements. All forward-looking statements speak only as of the date hereof. Northern Tier Energy undertakes no obligation to update or revise publicly any such forward-looking statements. Northern Tier Energy cautions you not to place undue reliance on these forward-looking statements. Please refer to Northern Tier Energy’s filings with the SEC for more detailed information regarding these risks, uncertainties and assumptions.

This release serves as a qualified notice to nominees and brokers as provided for under Treasury Regulation Section 1.1446-4(b). Please note that 100 percent of Northern Tier Energy LP’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, Northern Tier Energy LP’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate.

For Further Information, Contact:

Alpha IR Group

Phone: (203) 244-6544

Email: NTI@alpha-IR.com

NORTHERN TIER ENERGY LP

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions except per unit amounts, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Revenue	$1,440.9	$1,263.5	$3,687.1	$3,417.8

Costs, expenses and other:
Cost of sales	1,308.8	929.2	3,153.3	2,594.0
Direct operating expenses	69.5	66.9	195.9	189.1
Turnaround and related expenses	12.2	2.1	49.2	17.1
Depreciation and amortization	9.8	8.3	27.8	24.6
Selling, general and administrative	17.8	22.0	64.2	67.1
Formation and offering costs	0.6	—	1.5	1.0
Contingent consideration loss	—	38.5	—	104.3
Other income, net	(5.1)	(2.9)	(11.6)	(6.2)

Operating income	27.3	199.4	206.8	426.8

Realized gains (losses) from derivative activities	0.8	(44.7)	(19.7)	(165.0)
Loss on early extinguishment of derivatives	—	—	—	(136.8)
Unrealized gains (losses) from derivative activities	6.8	(70.3)	46.7	32.6
Interest expense, net	(6.3)	(15.6)	(19.0)	(36.7)

Earnings before income taxes	28.6	68.8	214.8	120.9

Income tax provision	(1.4)	(7.7)	(4.3)	(7.8)

Net earnings	$27.2	$61.1	$210.5	$113.1

Net earnings per common unit, basic and diluted	$0.30		$2.29

NORTHERN TIER ENERGY LP

SELECTED OPERATING SEGMENT DATA

(in millions, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

OPERATING INCOME:
Refining	$27.8	$246.7	$217.7	$560.3
Retail	4.4	1.2	13.0	5.2
Corporate and unallocated costs	(4.9)	(48.5)	(23.9)	(138.7)

TOTAL OPERATING INCOME	27.3	199.4	206.8	426.8

Net gains (losses) on derivative activities	7.6	(115.0)	27.0	(269.2)
Interest expense, net	(6.3)	(15.6)	(19.0)	(36.7)
Income tax provision	(1.4)	(7.7)	(4.3)	(7.8)

NET EARNINGS	$27.2	$61.1	$210.5	$113.1

NORTHERN TIER ENERGY LP

SELECTED BALANCE SHEET AND CASH FLOW DATA

(in millions, unaudited)

	September 30, 2013	December 31, 2012

Cash and Cash Equivalents	$126.7	$272.9
Total Assets	$1,066.5	$1,136.8
Total Debt and Financing Obligations	$282.3	$282.5
Equity	$408.1	$483.8

	Nine Months Ended September 30,
	2013	2012

Net cash provided by operating activities	$222.6	$174.8
Net cash used in investing activities	(76.0)	(12.0)
Net cash (used in) provided by financing activities	(292.8)	37.2

Net (decrease) increase in cash and cash equivalents	$(146.2)	$200.0

NORTHERN TIER ENERGY LP

SUPPLEMENTAL OPERATING DATA

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

REFINING SEGMENT

Key Operating Statistics
Total refinery production (bpd)	81,985	88,413	74,539	82,330
Total refinery throughput (bpd)	81,168	87,476	73,990	81,697
Refined products sold (bpd)	96,277	94,105	83,164	86,960

Per barrel of throughput:
Refining gross margin	$11.84	$36.69	$20.17	$31.52
Direct operating expenses	$5.16	$4.54	$5.32	$4.45
Per barrel of refined products sold:
Refining gross margin	$9.98	$34.11	$17.95	$29.61
Direct operating expenses	$4.35	$4.22	$4.73	$4.18

Refinery product yields (bpd):
Gasoline	37,893	41,623	35,190	39,578
Distillate	29,046	28,466	25,600	26,464
Asphalt	8,023	12,241	8,279	11,011
Other	7,023	6,083	5,470	5,277

Total	81,985	88,413	74,539	82,330

Refinery throughput (bpd):
Crude oil	80,439	86,366	72,625	80,158
Other feedstocks	729	1,110	1,365	1,539

Total	81,168	87,476	73,990	81,697

Crude oil by type (bpd):
Light crude	50,590	44,445	41,678	45,287
Synthetic crude	12,316	18,443	13,521	14,477
Heavy crude	17,533	23,478	17,426	20,394

Total	80,439	86,366	72,625	80,158

RETAIL SEGMENT

Company operated stores:
Fuel gallons sold (in millions)	81.2	80.1	232.8	231.6
Fuel margin per gallon	$0.19	$0.12	$0.19	$0.17
Merchandise sales (in millions)	$94.8	$92.2	$256.6	$258.3
Merchandise margin %	24.6%	25.5%	26.2%	25.4%
Number of stores at period end	163	166	163	166

Note: See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included within Northern Tier Energy’s quarterly report on Form 10-Q for further information on operating statistic definitions.

NORTHERN TIER ENERGY LP

ADJUSTED EBITDA RECONCILIATION

(in millions, unaudited)

	Three Months Ended September 30, 2013
	Refining	Retail	Other	Total
(in millions)
Net income (loss)	$27.8	$4.4	$(5.0)	$27.2
Adjustments:
Interest expense	—	—	6.3	6.3
Income tax provision	—	—	1.4	1.4
Depreciation and amortization	7.9	1.7	0.2	9.8

EBITDA subtotal	35.7	6.1	2.9	44.7
Minnesota Pipe Line proportionate EBITDA	0.7	—	—	0.7
Turnaround and related expenses	12.2	—	—	12.2
Equity-based compensation expense	—	—	0.7	0.7
Unrealized gains on derivative activities	—	—	(6.8)	(6.8)
Formation and offering costs	—	—	0.6	0.6
Realized losses on derivative activities	—	—	(0.8)	(0.8)

Adjusted EBITDA (a)	$48.6	$6.1	$(3.4)	$51.3

	Three Months Ended September 30, 2012
	Refining	Retail	Other	Total
(in millions)
Net income (loss)	$246.7	$1.2	$(186.8)	$61.1
Adjustments:
Interest expense	—	—	15.6	15.6
Income tax provision	—	—	7.7	7.7
Depreciation and amortization	6.4	1.8	0.1	8.3

EBITDA subtotal	253.1	3.0	(163.4)	92.7
Minnesota Pipe Line proportionate EBITDA	0.7	—	—	0.7
Turnaround and related expenses	2.1	—	—	2.1
Equity-based compensation expense	—	—	0.5	0.5
Unrealized losses on derivative activities	—	—	70.3	70.3
Contingent consideration loss	—	—	38.5	38.5
Realized losses on derivative activities	—	—	44.7	44.7

Adjusted EBITDA (a)	$255.9	$3.0	$(9.4)	$249.5

	Nine Months Ended September 30, 2013
	Refining	Retail	Other	Total
(in millions)
Net income (loss)	$217.7	$13.0	$(20.2)	$210.5
Adjustments:
Interest expense	—	—	19.0	19.0
Income tax provision	—	—	4.3	4.3
Depreciation and amortization	22.1	5.3	0.4	27.8

EBITDA subtotal	239.8	18.3	3.5	261.6
Minnesota Pipe Line proportionate EBITDA	2.1	—	—	2.1
Turnaround and related expenses	49.2	—	—	49.2
Equity-based compensation expense	—	—	6.4	6.4
Unrealized gains on derivative activities	—	—	(46.7)	(46.7)
Formation and offering costs	—	—	1.5	1.5
Realized losses on derivative activities	—	—	19.7	19.7

Adjusted EBITDA (a)	$291.1	$18.3	$(15.6)	$293.8

	Nine Months Ended September 30, 2012
	Refining	Retail	Other	Total
(in millions)
Net income (loss)	$560.3	$5.2	$(452.4)	$113.1
Adjustments:
Interest expense	—	—	36.7	36.7
Income tax provision	—	—	7.8	7.8
Depreciation and amortization	18.5	5.6	0.5	24.6

EBITDA subtotal	578.8	10.8	(407.4)	182.2
Minnesota Pipe Line proportionate EBITDA	2.1	—	—	2.1
Turnaround and related expenses	17.1	—	—	17.1
Equity-based compensation expense	—	—	1.4	1.4
Unrealized gains on derivative activities	—	—	(32.6)	(32.6)
Contingent consideration loss	—	—	104.3	104.3
Formation and offering costs	—	—	1.0	1.0
Loss on early extinguishment of derivatives	—	—	136.8	136.8
Realized losses on derivative activities	—	—	165.0	165.0

Adjusted EBITDA (a)	$598.0	$10.8	$(31.5)	$577.3

(a)	Adjusted EBITDA is not a presentation made in accordance with GAAP and Northern Tier Energy’s computation of Adjusted EBITDA may vary from others in its industry. In addition, Adjusted EBITDA contains some, but not all, adjustments that are taken into account in the calculation of the components of various covenants in the agreements governing the Secured Notes, ABL Facility, and contingent consideration arrangements. Adjusted EBITDA should not be considered as an alternative to operating income or net income as measures of operating performance. In addition, Adjusted EBITDA is not presented as, and should not be considered, an alternative to cash flow from operations as a measure of liquidity. Adjusted EBITDA is defined as net income (loss) before interest expense, income taxes and depreciation and amortization, adjusted for EBITDA from the Minnesota Pipe Line operations, turnaround and related expenses, equity-based compensation expense, gains or losses from derivative activities, fair value adjustments for contingent consideration arrangements and costs related to Northern Tier Energy’s formation and equity offerings. Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation, or as a substitute for analysis of the results as reported under GAAP.

NORTHERN TIER ENERGY LP

CASH AVAILABLE FOR DISTRIBUTION RECONCILIATION

For the Three Months Ended September 30, 2013

(in millions, unaudited)

Net income	$27.2
Adjustments:
Interest expense	6.3
Income tax provision	1.4
Depreciation and amortization	9.8

EBITDA subtotal	44.7
Minnesota Pipe Line proportionate EBITDA	0.7
Turnaround and related expenses	12.2
Equity-based compensation impacts	0.7
Unrealized gains on derivative activities	(6.8)
Formation and offering costs	0.6
Realized gains on derivative activities	(0.8)

Adjusted EBITDA (a)	51.3
Cash interest expense	(5.7)
Current tax provision	(1.4)
Minnesota Pipe Line proportionate EBITDA	(0.7)
Realized gains on derivative activities	0.8
Capital expenditures (b)	(5.4)
Formation and offering costs	(0.6)
Cash reserve for turnaround and related expenses	(5.0)
Cash reserve for discretionary capital expenditures	(5.0)

Cash Available for Distribution (c)	$28.3

Distributions per unit	$0.31

(b)	Capital expenditures include maintenance, replacement, and regulatory capital projects. Expansion capital projects are not included.
(c)	Cash available for distribution is a non-GAAP performance measure that Northern Tier Energy believes is important to investors in evaluating its overall cash generation performance. Cash available for distribution should not be considered as an alternative to operating income or net income (loss) as measures of operating performance. In addition, cash available for distribution is not presented as, and should not be considered, an alternative to cash flow from operations as a measure of liquidity. Northern Tier Energy has reconciled cash available for distribution to adjusted EBITDA and in addition reconciled Adjusted EBITDA to net income. Cash available for distribution has limitations as an analytical tool and should not be considered in isolation, or as a substitute for analysis of the results as reported under GAAP. Northern Tier Energy’s calculation of cash available for distribution may differ from similar calculations of other companies in its industry, thereby limiting its usefulness as a comparative measure. Cash available for distribution for each quarter will be determined by the board of directors of Northern Tier Energy’s general partner following the end of such quarter.

NORTHERN TIER ENERGY LP

OTHER NON-GAAP PERFORMANCE MEASURES

(in millions, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Refining revenue	$1,321.7	$1,151.1	$3,355.1	$3,084.8
Refining cost of sales	1,233.3	855.8	2,947.6	2,379.3

Refining gross product margin (d)	$88.4	$295.3	$407.5	$705.5

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Retail gross margin:
Fuel margin	$15.4	$9.6	$44.2	$39.4
Merchandise margin	23.3	23.5	67.2	65.6
Other margin	5.0	5.9	15.0	13.3

Retail gross margin	43.7	39.0	126.4	118.3
Expenses:
Direct operating expenses	31.2	30.4	89.1	89.6
Depreciation and amortization	1.7	1.8	5.3	5.6
Selling, general and administrative	6.4	5.6	19.0	17.9

Retail segment operating income (e)	$4.4	$1.2	$13.0	$5.2

(d)	Refining gross product margin per barrel is a financial measurement calculated by subtracting refining costs of sales from total refining revenues and dividing the difference by the total throughput or total refined products sold for the respective periods presented. Refining gross product margin is a non-GAAP performance measure that Northern Tier Energy believes is important to investors in evaluating its refining segment performance as a general indication of the amount above its cost of products that it is able to sell refined products. Each of the components used in these calculations (revenues and cost of sales) can be reconciled directly to Northern Tier Energy’s statements of operations. Northern Tier Energy’s calculation of refining gross product margin may differ from similar calculations of other companies in its industry, thereby limiting its usefulness as a comparative measure.
(e)	Retail fuel gross margin and retail merchandise gross margin are non-GAAP performance measures that Northern Tier Energy believes are important to investors in evaluating its retail performance. Northern Tier Energy’s calculation of retail fuel margin and retail merchandise margin may differ from similar calculations of other companies in its industry, thereby limiting their usefulness as comparative measures.

NORTHERN TIER ENERGY LP

Q4 2013 OPERATING AND CAPITAL EXPENDITURE GUIDANCE

	Q4 2013
	Low		High
Refinery Statistics:
Total throughput (bpd)	80,000		85,000
Total refined products sold (bpd)	82,500		87,500
Direct opex ex. turnaround ($/throughput bbl)	$5.25		$5.75

Retail Statistics:
Forecasted gallons (mm)		79
Retail fuel margin ($/gallon)		$0.16
Merchandise sales ($ in mm)		$91
Merchandise gross margin (%)		26.0%
Direct operating expense ($ in mm)		$30

Other Guidance ($ in mm):
Turnaround cash reserve	$5		$10
Discretionary capital cash reserve	$5		$10
SG&A		$22
Depreciation & amortization		$10
Cash interest expense		$6
Current tax expense		$1

	Q4 2013
Capital Program ($ in mm):
Maintenance and replacement capital		$8
Waste Water Treatment (non recurring regulatory capital)		$8
Discretionary capital		$4

Total planned capital expenditures		$20